Filed Pursuant to Rule 433

Registration No. 333-253385

June 8, 2022
FREE WRITING PROSPECTUS

(To Prospectus dated February 23, 2021

Prospectus Supplement dated February 23, 2021

Equity Index Underlying Supplement dated February 23, 2021,and

ETF Underlying Supplement dated February 23, 2021)

Linked to the Least Performing of the Nasdaq-100® Index, the Russell 2000® Index and the VanEck Vectors® Gold Miners ETF

►	Monthly Contingent Coupon payments at a rate of at least 1.6875% (equivalent to at least 20.25% per annum) (to be determined on the Trade Date), payable if the Official Closing Value of each Underlying on the applicable Observation Date is greater than or equal to 65.00% of its Initial Value

►	Callable quarterly at our option at the principal amount plus the applicable Contingent Coupon Payment on or after December 15, 2022 and ending on June 15, 2023

►	A Trigger Event will occur if the Official Closing Value of any Underlying is less than 65.00% of its Initial Value on any scheduled Trading Day during the Observation Period

►	If the Notes are not called, a Trigger Event does occur, and the Least Performing Underlying declines below its Initial Value, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount.

►	Approximate 15 month term if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

Callable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-19 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document page S-1 of the accompanying prospectus supplement and either page S-1 of the accompanying Equity Index Underlying Supplement or page S-1 of the accompanying ETF Underlying Supplement, as applicable.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $927.00 and $977.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-19 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 15 month term if not called .
Reference Asset	The Nasdaq-100® Index (Ticker: NDX), the Russell 2000® Index (Ticker: RTY), and the VanEck Vectors® Gold Miners ETF (Ticker: GDX) (each an “Underlying” and together the “Underlyings”)
Call Feature	The Notes may be called at our option on any Call Payment Date occurring on or after December 15, 2022 and ending on June 15, 2023. In such a case, you will receive a cash payment, per $1,000 Principal Amount, equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.(2)
Trigger Event	A Trigger Event occurs if the Official Closing Value of any Underlying is less than its Barrier Value on any Scheduled Trading Day during the Observation Period.
Observation Period	With respect to a Trigger Event, the period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes—Observation Periods—For Notes where the Reference Asset is a basket of Indices” in the accompanying Equity Index Underlying Supplement.
Contingent Coupon Rate	At least 1.6875% per month (equivalent to at least 20.25% per annum) (to be determined on the Trade Date)
Contingent Coupon

If the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Value of any Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2).

Coupon Trigger	With respect to each Underlying, 65.00% of its Initial Value
Barrier Value	With respect to each Underlying, 65.00% of its Initial Value
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If a Trigger Event does not occur : $1,000 + final Contingent Coupon;

■ If a Trigger Event does occur and the Reference Return of the Least Performing Underlying is:

(i) greater than or equal to 0.00%: $1,000 + final Contingent Coupon; or
(ii) less than 0.00% but greater than or equal to -35.00%: $1,000 + final Contingent Coupon + ($1,000 × Reference Return of the Least Performing Underlying) or

(iii) less than -35.00%: $1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and a Trigger Event occurs, and the Final Value of the Least Performing Underlying is less than its Initial Value, you may lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	June 10, 2022
Pricing Date	June 10, 2022
Original Issue Date	June 15, 2022
Final Valuation Date(3)	September 12, 2023
Maturity Date(3)	September 15, 2023
CUSIP/ISIN	40441XAS9/US40441XAS99

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Observation Dates, Coupon Payment Dates, Call Notice Dates and Call Payment Dates.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement or ETF Underlying Supplement.

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are called, so long as the Official Closing Value of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the monthly Contingent Coupon on the applicable Coupon Payment Date.

On any Call Payment Date, your Notes will be callable at our option. If the Notes are called, you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called and a Trigger Event does not occur, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and a Trigger Event occurs during the Observation Period, you will receive the Principal Amount and the final Contingent Coupon if the Reference Return of the Least Performing Underlying is positive or zero. However, if the Final Value of the Least Performing Underlying is less than its Initial Value, you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to or at maturity, your return on the Notes may be negative. Additionally, if the Final Value of the Least Performing Underlying is less than its Coupon Trigger, you will not receive the final Coupon Payment at maturity.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Value of each Underlying on a Coupon Observation Date is greater than or equal to its Coupon Trigger, whether a Trigger Event occurs, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Initial Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if a Trigger Event has occurred and the Final Value of the Least Performing Underlying is less than its Initial Value. Even with any Contingent Coupons, your return on the Notes may be negative.

Information about the Reference Asset
The NDX is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies.

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The GDX seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The GDX was developed by the NYSE Arca Gold Miners Index to provide exposure to publicly traded companies worldwide involved primarily in the mining for gold, representing a diversified blend of small-, mid-, and large-capitalization stocks. The shares of the GDX are listed and trade on the NYSE Arca under the symbol “GDX.”

The graphs above illustrate the daily performance of the Underlyings from June 6, 2012 through June 6, 2022. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-17 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Callable Contingent Income Barrier Notes

This document relates to a single offering of Callable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Nasdaq-100® Index (Ticker: NDX), the Russell 2000® Index (Ticker: RTY), and the VanEck Vectors® Gold Miners ETF (Ticker: GDX) (each an “Underlying” and together the “Underlyings”)
Trade Date:	June 10, 2022
Pricing Date:	June 10, 2022
Original Issue Date:	June 15, 2022
Final Valuation Date:	September 12, 2023, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Equity Index Underlying Supplement or ETF Underlying Supplement..
Maturity Date:	3 business days after the Final Valuation Date, expected to be September 15, 2023. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement or ETF Underlying Supplement..
Call Feature:	The Notes are callable at our option, in whole, but not in part, on each monthly Call Payment Date. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Trigger Event:	A Trigger Event occurs if the Official Closing Value of any Underlying is less than its Barrier Value on any Scheduled Trading Day during the Observation Period.
Observation Period:	With respect to a Trigger Event, the period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods—For Notes where the Reference Asset is a basket of Indices” in the accompanying Equity Index Underlying Supplement.
Scheduled Trading Day:	As defined in “Additional Terms of the Notes―Market Disruption Events” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	Unless the Notes are called , on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.

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Final Settlement Value:	Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:
■ If a Trigger Event does not occur : $1,000 + final Contingent Coupon;
■ If a Trigger Event does occur and:
(i) The Reference Return of the Least Performing Underlying is greater than or equal to 0.00%:
$1,000 + final Contingent Coupon; or
(ii) The Reference Return of the Least Performing Underlying is less than 0.00% but greater than or equal to -35.00%:
$1,000 + final Contingent Coupon + ($1,000 × Reference Return of the Least Performing Underlying).
(iii) The Reference Return of the Least Performing Underlying is less than -35.00%
$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).
If the Notes are not called and a Trigger Event occurs, and the Final Value of the Least Performing Underlying is less than its Initial Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Observation Dates, Coupon Payment Dates, Call Notice Dates, Call Payment Dates:	Observation Dates		Coupon Payment Dates
	July 12, 2022		July 15, 2022
	August 10, 2022		August 15, 2022
	September 12, 2022		September 15, 2022
	October 12, 2022		October 17, 2022
	November 9, 2022		November 15, 2022
	December 12, 2022	*	December 15, 2022	**
	January 11, 2023		January 17, 2023
	February 10, 2023		February 15, 2023
	March 10, 2023	*	March 15, 2023	**
	April 12, 2023		April 17, 2023
	May 10, 2023		May 15, 2023
	June 12, 2023	*	June 15, 2023	**
	July 12, 2023		July 17, 2023
	August 10, 2023		August 15, 2023
	September 12, 2023		September 15, 2023
	(the Final Valuation Date)		(the Maturity Date)

*These Observation Dates are also Call Notice Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement or ETF Underlying Supplement..

Call Notice Dates:	The applicable Observation Dates on or after December 12, 2022, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after December 15, 2022, as indicated above.

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Contingent Coupon:

If the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of at least $16.875 (to be determined on the Trade Date) per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Value of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	At least 1.6875% per month (equivalent to at least 20.25% per annum) (to be determined on the Trade Date)
Coupon Trigger:	With respect to each Underlying, 65.00% of its Initial Value.
Official Closing Value:	The Official Closing Price or the Official Closing Level of the relevant Underlying, as applicable.
Initial Value:	With respect to each Underlying, its Official Closing Value on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Value on the Final Valuation Date.
Barrier Value:	With respect to each Underlying, 65.00% of its Initial Value.
CUSIP/ISIN:	40441XAS9/US40441XAS99
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Underlying or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021, the Equity Index Underlying Supplement dated February 23, 2021 and the ETF Underlying Supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026629/tm217170d6_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

The Notes may be called at our option, in whole, but not in part, on each Call Payment Date. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date

Contingent Coupon

We will pay a monthly Contingent Coupon on a Coupon Payment Date if the Official Closing Value of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 20.25% per annum (or at least $16.875 per $1,000 Principal Amount per month, if payable) (to be determined on the Trade Date).

Trigger Event

A Trigger Event will occur if the Official Closing Value of any Underlying is less than its Barrier Value on any Scheduled Trading Day during the Observation Period.

Observation Period:

The period from but excluding the Pricing Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods—For Notes where the Reference Asset is a basket of Reference Stocks” in the accompanying Equity Index Underlying Supplement or ETF Underlying Supplement.

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If a Trigger Event does not occur: $1,000 + final Contingent Coupon

■ If a Trigger Event does occur and:

(i)	The Reference Return of the Least Performing Underlying is greater than or equal to 0.00%:

$1,000 + final Contingent Coupon; or

(ii)	The Reference Return of the Least Performing Underlying is less than 0.00% but greater than or equal to -35.00%:

$1,000 + final Contingent Coupon + ($1,000 × Reference Return of the Least Performing Underlying); or

(iii)	The Reference Return of the Least Performing Underlying is less than -35.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and a Trigger Event occurs, and the Final Value of the Least Performing Underlying is less than its Initial Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the NDX is Nasdaq Inc. The reference sponsor of the RTY is FTSE Russell. The reference sponsor of the GDX is Van Eck Associates Corporation.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Value of each Underlying will be at or above its Barrier Value during the Observation Period, and the Final Value of the Least Performing Underlying will be at or above its Initial Value.

▶	You seek a monthly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of at least 20.25% per annum (to be determined on the Trade Date) if the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called, a Trigger Event occurs and the Reference Return is negative.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold Notes which will be callable at our option on any Call Payment Date or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Value of at least one Underlying will be below its Barrier Value during the Observation Period, and the Final Value of the Least Performing Underlying will be below its Initial Value.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called, a Trigger Event occurs and the Reference Return is negative.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be callable at our option on any Call Payment Date or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying ETF Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and
▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.
▶	“—General Risks Related to Index Funds” in the ETF Underlying Supplement;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called, and a Trigger Event occurs on any Scheduled Trading Day during the Observation Period and the Final Value of the Least Performing Underlying is less than its Initial Value. In such a case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to or at maturity, your return on the Notes may be negative in this case.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Value of any Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date, unless the Official Closing Value of each Underlying on a subsequent Observation Date, including the Final Valuation Date, is equal to or greater than its Coupon Trigger. If on each of the Observation Dates, the Official Closing Value of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value during the Observation Period, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of

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the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if a Trigger Event occurs and the Final Value of the Least Performing Underlying is less than its Initial Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of any Underlying would not be mitigated by the appreciation of any other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

Risks Relating to the Reference Asset

Changes that affect an Underlying may affect the value of that Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying, concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those stocks may affect the value of that Underlying. The policies of the reference sponsor could also affect the value of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Non-U.S. Securities Risk.

Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S.

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equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Concentration in the gold and silver mining industries.

All or substantially all of the equity securities held by the GDX are issued by gold or silver mining companies. An investment in the securities linked to the GDX will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.

No investment in gold or silver bullion.

The GDX invests in shares of gold and silver mining companies, but not in gold bullion or silver bullion. The GDX may under- or over-perform gold bullion and/or silver bullion over the term of the Notes.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

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The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Value of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value	1,000.00*
▶ Hypothetical Barrier Value:	650.00 (65.00% of the Initial Value)
▶ Hypothetical Coupon Trigger:	650.00 (65.00% of the Initial Value)
▶ Hypothetical Contingent Coupon Rate:	20.25% per annum (1.6875% for each month in which it is payable). The actual Contingent Coupon Rate will be at least 20.25% per annum and will be determined on the Trade Date. If the Official Closing Value of each Underlying on every Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $303.75 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
		A Trigger Event Does Not Occur	A Trigger Event Occurs
	Example 1	Example 2	Example 3	Example 4
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value of each Underlying	650.00	650.00	650.00	650.00
Coupon Trigger of each Underlying	650.00	650.00	650.00	650.00
Official Closing Value / Percentage Change of the Least Performing Underlying on the
1st Observation Date to 5th Observation Date	Official Closing Value is at or above the Coupon Trigger Contingent Coupons: 5 x $16.875 = $84.375	Official Closing Value is at or above the Coupon Trigger Contingent Coupons: 5 x $16.875 = $84.375	Official Closing Value is at or above the Coupon Trigger Contingent Coupons: 5 x $16.875 = $84.375	Official Closing Value is below the Coupon Trigger Contingent Coupons: 0 x $16.875 = 0
6th Observation Date (corresponding to the 1st Call Payment Date)	$1,200.00 / 20.00%	682.50 / -31.75% Contingent Coupons: 1 x $16.875 = $16.875	585.00 / -41.50% Contingent Coupons: 0 x $16.875 = 0	520.00 / -48.00%
7th Observation Date to the 14th Observation Date (corresponding to the 2nd Call Payment Date to 3rd Call Payment Date)	N/A	Various above 650.00 / -35.00%	Various below 650.00 / -35.00%	Various below 650.00 / -35.00%
Final Valuation Date	N/A	670.00 / -33.00%	700.00 / -30.00%	450.00 / -55.00%
Contingent Coupon Payment Amounts Prior to Maturity or Call	5 x $16.875 = $84.375	17 x $16.875 = $286.875	5 x $16.875 = $84.375	0 x $16.875 = $0.00
Payment if Notes are Called	$1,016.875	N/A	N/A	N/A
Payment at Maturity	N/A	$1,016.875	$1,000 +$16.875 + ($1,000 x -30.00%) = $716.875	$1,000 + ($1,000 x -55.00%) = $450.00
Return of the Notes	10.125%	30.375%	-19.875%	-55.00%

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Example 1—The Notes are called on the 1st Call Observation Date and each Underlying closed at or above its Coupon Trigger on 5 Observation Dates prior to the Notes being called.

Underlying	Initial Value	Official Closing Value
NDX	1,000.00	1,250.00 (125.00% of Initial Value)
RTY	1,000.00	1,200.00 (120.00% of Initial Value)
GDX	$1,000.00	$1,290.00 (129.00%of Initial Value)

Payment Upon a Call:	$1,016.875

Because the Notes are called and you will receive $1,016.875 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $101.25 received in respect of the previous Observation Dates, we will have paid you a total of $1,101.25 per Note, resulting in a 10.125% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called and a Trigger Event does not occur.

Underlying	Initial Value	Final Value
NDX	1,000.00	1,150.00 (115.00%of Initial Value)
RTY	1,000.00	670.00 (67.00% of Initial Value)
GDX	$1,000.00	$1,100.00 (110.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-33.00%
Payment at Maturity:	$1,016.875

Even though the Least Performing Underlying is below its Initial Value, because a Trigger Event did not occur, you will receive $1,016.875 per Note, reflecting the Principal Amount plus the final Contingent Coupon.

When added to the Contingent Coupon payments of $1,286.875 received in respect of the previous Observation Dates, we will have paid you a total of $1,303.75 per Note, resulting in a 30.375% return on the Notes.

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Example 3— The Notes are not called, a Trigger Event does occur, and the Underlyings closed at or above their respective Coupon Triggers on 5 Observation Date prior to the Final Valuation Date. On the Final Valuation Date, each Underlying closes at or above their respective Coupon Triggers, but the Final Value of the Least Performing Underlying is below its Initial Value.

Underlying	Initial Value	Final Value
NDX	1,000.00	1,100.00 (110.00% of Initial Value)
RTY	1,000.00	700.00 (70.00%of Initial Value)
SPX	$1,000.00	$1,050.00 (105.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-30.00%
Payment at Maturity:	$716.875

Because a Trigger Event occurs and the Final Value of the Least Performing Underlying is less than its Initial Value, you will receive $716.875 per $1,000 in Principal Amount, calculated as follows:

Final Settlement Value = $1,000 +$16.875 + ($1,000 x -30.00%) = $716.875

When added to the Contingent Coupon payments of $84.375 received in respect of the previous Observation Dates, we will have paid you a total of $801.25 per Note, resulting in a -19.875% return on the Notes.

If the Notes are not called, a Trigger Event occurs, and the Final Value of the Least Performing Underlying is less than its Initial Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

Example 4—The Notes are not called, a Trigger Event does occur, the Underlyings did not all close at or above their respective Coupon Triggers on any of the Observation Dates prior to maturity, and the Final Value of the Least Performing Underlying is below its Initial Value.

Underlying	Initial Value	Final Value
NDX	1,000.00	1,100.00 (110.00% of Initial Value)
RTY	1,000.00	450.00 (45.00% of Initial Value)
GDX	$1,000.00	$1,050.00 (105.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-55.00%
Payment at Maturity:	$450.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $450.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -55.00%) = $450.00

Because there was no Contingent Coupon payable in respect of the prior Observation Dates, we will pay you a total of $450.00, resulting in a -55.00% return on the Notes.

If the Notes are not called, a Trigger Event occurs, and the Final Value of the Least Performing Underlying is less than its Initial Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity. Additionally, if the Final Value of the Least Performing Underlying is less than its Coupon Trigger, you will not receive the final Contingent Coupon at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the NDX

The NDX is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies.

For more information about the NDX, see “The Nasdaq-100® Index” beginning on page S-31 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the NDX

The following graph sets forth the historical performance of the NDX based on the daily historical closing values from June 6, 2012 through June 6, 2022. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the NDX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the NDX on any Observation Date, including the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-45 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from June 6, 2012 through June 6, 2022. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on any Observation Date, including the Final Valuation Date.

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Description of the GDX

The GDX seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The GDX was developed by the NYSE Arca Gold Miners Index to provide exposure to publicly traded companies worldwide involved primarily in the mining for gold, representing a diversified blend of small-, mid-, and large-capitalization stocks. The shares of the GDX are listed and trade on the NYSE Arca under the symbol “GDX.”

For more information about the GDX, see “The Market Vectors® Gold Miners ETF” beginning on page S-75 of the accompanying ETF Underlying Supplement.

Historical Performance of the GDX

The following graph sets forth the historical performance of the GDX based on the daily historical closing values from June 6, 2012 through June 6, 2022. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the GDX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the GDX on any Call Observation Date, including the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.75% \per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether an Underlying or any of the entities whose stock is included in the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for

FWP-19

U.S. federal income tax purposes. If an Underlying or one or more of the entities whose stock is included in the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is included in the Underlyings and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is included in the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Callable Contingent Income Barrier

Notes Linked to the Least

Performing of the Nasdaq-100®

Index, the Russell 2000® Index and

the VanEck Vectors® Gold Miners

ETF

June 8, 2022

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-14
Description of the Reference Asset	FWP-17
Events of Default and Acceleration	FWP-19
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-19
U.S. Federal Income Tax Considerations	FWP-19
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-22
The MSCI Indices	S-24
The NASDAQ 100 Index®	S-31
The Nikkei Stock Average	S-34
The NYSE® FANG+™ Index	S-36
The PHLX Housing Sector Index	S-41
The Russell 2000® Index	S-45
The S&P 100® Index	S-48
The S&P 500® Index	S-55
The S&P 500® Low Volatility Index	S-62
The S&P BRIC 40 Index	S-65
The S&P MidCap 400® Index	S-68
The S&P/ASX 200 Index	S-75
The S&P 500® ESG Index	S-78
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-12
The Consumer Staples Select Sector SPDR® Fund	S-13
The Energy Select Sector SPDR® Fund	S-15
The Financial Select Sector SPDR® Fund	S-17
The Health Care Select Sector SPDR® Fund	S-19
The Technology Select Sector SPDR® Fund	S-21
The Utilities Select Sector SPDR® Fund	S-23
The iShares® China Large-Cap ETF	S-25
The iShares® Global Clean Energy ETF	S-28
The iShares® Latin America 40 ETF	S-31
The iShares® MSCI Brazil ETF	S-33
The iShares® MSCI EAFE ETF	S-35
The iShares® MSCI Emerging Markets ETF	S-40
The iShares® MSCI Mexico ETF	S-41
The iShares® Russell 2000 ETF	S-44
The iShares® Transportation Average ETF	S-47
The iShares® U.S. Real Estate ETF	S-49
The Invesco QQQ Trust℠, Series I	S-51
The SPDR® Dow Jones® Industrial Average ETF Trust	S-54
The SPDR® S&P 500® ETF Trust	S-56
The SPDR® S&P® Bank ETF	S-62
The SPDR® S&P® Regional Banking ETF	S-65
The SPDR® S&P Midcap 400® ETF Trust	S-66
The SPDR® S&P® Biotech ETF	S-73
The SPDR® S&P® Oil & Gas Exploration & Production ETF	S-74
The VanEck® Vectors Gold Miners ETF	S-75
The Vanguard® FTSE Emerging Markets ETF	S-78
The WisdomTree® Japan Hedged Equity Fund	S-80
Additional Terms of the Notes	S-84
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58